Exhibit 99.3

For Immediate Release	For Further Information Contact:
December 4, 2007	Robert E. Phaneuf
Vice President - Corporate Development
(918) 632-0680

RAM ENERGY RESOURCES ANNOUNCES PRELIMINARY CAPITAL BUDGET FOR 2008

Tulsa, Oklahoma – RAM Energy Resources, Inc. (Nasdaq: RAME) today announced a preliminary non-acquisition capital budget for 2008.

Highlights:

•	RAM announces its preliminary non-acquisition capital budget for 2008 of $80 million.

•	Approximately $71.5 million, or 89 percent of the total, targets development and exploitation drilling and recompletions aimed at increasing production in the near term.

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Approximately $3.5 million, or four percent, is allocated to exploratory activities with the remaining $5.0 million, or five percent, anticipated for capitalized geological and geophysical (G&G) costs.

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RAM has expended significant capital during 2007 to position the company for future growth. Inclusive of the acquisition of Ascent, RAM capital expenditures for 2007 are anticipated to total approximately $327.7 million. Of this total, approximately $286 million is attributed to the acquisition of Ascent, $18.7 million is due primarily to another acquisition RAM closed in the second quarter of the year and the remaining $23 million is attributed to RAM’s non-acquisition capital spending during the year.

“The acquisition of Ascent effectively doubles the size of RAM’s proved reserves and production, enhances the diversification of our asset base and expands the company’s footprint as a shale player. The size and scope of our preliminary capital budget for 2008 is an expression of our aim to increase production over the near term from our existing asset base through conventional drilling opportunities along with the exploitation of newer

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opportunities in conventional and unconventional shale plays,” said Larry E. Lee, Chairman and Chief Executive Officer.

2008 Preliminary Capital Expenditure Budget – Focus on Production Growth

Of the total non-acquisition capital spending budget of $80 million for development, exploitation, exploration and capitalized G&G activities, $58.6 million, or 73 percent of total capital, targets developmental and exploitation drilling aimed at increasing production in the near-to-intermediate term as well as increasing reserves. Another $12.9 million, or 16 percent of the budget, is allocated for recompletions, land and other related expenditures. Four percent of spending, or $3.5 million, targets exploration and the remaining six percent, or $5.0 million, is allocated for capitalized G&G. Thus, a substantial 89 percent of the total planned capital spending for the year is targeted for development and exploitation drilling and recompletion activity which is aimed at increasing production over the near-term.

Exploitation and Development

North Texas

In the North Texas area, the company plans to continue a vigorous level of development drilling and recompletion activity to which a total of $7.5 million, or nine percent of the total budget is allocated. Of the total spending in the North Texas area, approximately $5.0 million will be devoted to drilling in the company’s Electra/Burkburnett field. A total of 36 gross (36 net) wells are planned to be drilled in the Electra/Burkburnett field during the 2008 year. RAM is moderating its planned pace of drilling in 2008 pending additional evaluation and resolution of a decision to participate in or form a Master Limited Partnership. The focus of such drilling is the continued conversion of the company’s substantial inventory of proved undeveloped (PUD) locations to proved producing reserves. At June 30, 2007, the company had a four year inventory of 156 identified PUD locations on its Electra/Burkburnett properties. Daily production from the North Texas area, principally from the Electra/Burkburnett and Boonsville fields, accounts for approximately 28 percent, or 1,941 BOE, of total estimated combined production of RAM and Ascent during September 2007.

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South Texas

RAM has allocated a substantial $19.0 million, or 24 percent of the total capital budget, to its newly acquired South Texas properties. South Texas is the focus of both development and exploitation activity targeting the Vicksburg and Wilcox formations. Among the most significant expenditures in the area, the company plans to spend $9.6 million to capitalize on five successful wells drilled in the area during 2006. Plans call for drilling four PUD locations targeting the Vicksburg formation during 2008. Additionally we have drilled and are completing the Garza Hitchcock #12 and we have spudded the Garza Hitchcock #13 targeting Vicksburg sands. Similarly, spending of $6.5 million is planned to drill an additional four wells targeting the Wilcox formation. In total, the company has identified 19 PUD drilling locations in South Texas. Daily production from the fields in South Texas account for 1,119 BOE, or approximately 16 percent of the estimated combined production of RAM and Ascent for September 2007.

Oklahoma

The company has allocated $7.5 million, or nine percent of the capital budget, principally to development drilling in its Northeast Fitts and Allen fields along with waterflood and workover activity. These fields are long life, shallow, oil fields under active waterflood. Principal activities will focus on the drilling of eight wells, principally injectors, in the Northeast Fitts field and accompanying waterflood and workover activity in an effort to raise production volumes for an estimated cost totaling $5.8 million. The drilling activity is part of a program to reduce well spacing in the Hunton formation to 20 acres which will facilitate the installation of a five-spot waterflood pattern. In the Allen field, $1.2 million is allocated to drill three PUD locations to facilitate a waterflood installation. A substantial inventory of 39 PUD locations in the Allen field and 18 PUD locations in the Northeast Fitts field provide potential for production growth in the future. Daily production from these and other Oklahoma properties owned by the company and Ascent totaled approximately 1,684 BOE for September 2007, or 24 percent, of combined total company production.

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Barnett Shale

In the Barnett Shale play of North Central Texas, RAM’s capital budget for 2008 focuses on continuing the exploitation and development projects identified in 2007. RAM has allocated $10.0 million, or 13 percent of the total budget, to the area with emphasis on drilling its growing inventory of projects located on its core acreage in Jack and Wise counties. The budget supports the drilling of seven planned wells; three wells on its jointly held leases with Devon Energy; three wells on its jointly held leases with EOG Resources; and one well to be drilled on leases held by RAM. Currently two wells are drilling and a third is awaiting completion. In addition RAM has an interest in 11 gross producing wells and an inventory of 37 seismically identified projects to pursue during 2008 and beyond. A portion of the 2008 budget is allocated to acquire and process an additional 20 square miles of 3-D seismic data in an effort to add to its growing inventory of potential projects. At June 30, 2007 a scant three percent of the company’s reserves (based on estimated pro forma reserves of both RAM and Ascent) and five percent of production is attributable to the Barnett Shale play. The 2008 budget for the Barnett Shale positions the company to benefit from both growing reserves and production if successful over the near-to-intermediate term future.

Louisiana

The company has allocated $8.5 million, or 11 percent, of the total capital budget, to activity in Louisiana. Capital spending in Louisiana will focus on the drilling of a 15,000 foot replacement well to the Bourg and Miocene sands on leases acquired from Ascent.

West Virginia

In its capital budget plans for 2008, the company is moving quickly to test the commerciality of its recently acquired shale play in West Virginia. RAM has allocated $19 million, or 24 percent of its capital spending, to drill 14 exploitation wells in the Middle Huron section of the Devonian Shale formation, evaluate frac recovery processes and assess certain pipeline options and land expenditures. The activity is

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categorized as exploitation due to the known hydrocarbon bearing nature of the shales in the area, where the risk of the project is primarily in the ability to commercially develop the reserves. Ascent drilled five vertical test wells which later were followed by two horizontal wells on the leases during 2007. In its recent acquisition of Ascent, RAM acquired a significant 44,617 undeveloped net acres in the shale play in West Virginia, positioning the company for significant additional drilling, potential reserve adds and increased production in the future if commerciality is established.

Exploration

The company has allocated $3.5 million, or four percent, of its 2008 non-acquisition capital budget to exploratory drilling, with approximately 40 percent of that amount to be spent on continuation and expansion of testing the commerciality of its Wolfcamp Shale play in West Texas and 60 percent on a pending exploration project in Oklahoma. RAM plans to drill one horizontal well on its Wolfcamp acreage in 2008 to add to the data and test results of the two vertical wells drilled earlier in the play.

Press Release Details on Website

Details of RAM’s 2008 Capital Budget are also described in a corporate presentation which can be found on RAM’s website at www.ramenergy.com.

Forward-Looking Statements

This release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements in this release, other than statements of historical facts, that address estimates of pro forma combined production, drilling, planned capital spending, reserves acquired, and events or developments that the company expects or believes are forward-looking statements. Although the company believes the expectations expressed in such forward-looking statements are based on reasonable assumptions, such statements are not guarantees of future performance and actual results or developments may differ materially from those in the forward-looking statements. Factors that could cause actual results to differ materially from those in forward-looking statements include oil and gas prices, exploitation and exploration successes, actions taken and to be taken by the government as a result of political and

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economic conditions, continued availability of capital and financing, and general economic, market or business conditions as well as other risk factors described from time-to-time in the company’s filings with the

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SEC. The company assumes no obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise.

RAM Energy Resources, Inc. is an independent energy company engaged in the acquisition, exploitation, exploration, and development of oil and gas properties and the marketing of natural gas and crude oil. Company headquarters are in Tulsa, Oklahoma, and its common shares are traded on the Nasdaq under the symbol RAME. For additional information, visit the company website at www.ramenergy.com.